UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2011

NorWesTech, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-436-3945

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2011, NorWesTech, Inc. provided a $500,000 bridge loan to Grandparents.com, LLC, secured by a first priority security interest in all of the assets of Grandparents.com, LLC. We entered into this secured loan in connection with a non-binding letter of intent to acquire substantially all of the business and assets of Grandparents.com, LLC (as discussed in Item 7.01 below). The purpose of this loan is to provide bridge loan financing and working capital to Grandparents.com, LLC in advance of negotiation and closing of a definitive acquisition agreement.

The bridge loan is governed by the terms of a 4% Senior Secured Note, a Security Agreement and a Trademark Security Agreement, copies of which are included as exhibits to this Form 8-K. The discussion below is a summary of the material terms of the Note and Security Agreements, and is qualified in its entirety to the complete text of each document.

Secured Note and Security Agreements

The $500,000 principal amount owing under the Note bears interest at a fixed rate of 4% per annum. The Note is due and payable in full on the earlier of the following:

•	the closing of the transactions contemplated by the non-binding letter of intent, pursuant to a definitive acquisition agreement;

•	90 days after the termination of the non-binding letter of intent;

•	May 29, 2012, if the closing does not occur by February 29, 2012, primarily as a result of Grandparents.com having breached or failed to perform any of its obligations set forth in a definitive agreement; or

•	August 29, 2012, if the closing does not occur by February 29, 2012, primarily as a result of (1) us having breached or failed to perform any of our obligations set forth in a definitive agreement, (2) the failure of any other closing condition outside the control of Grandparents.com, or (3) if the financing contingency is not satisfied.

The bridge loan is secured by a first priority security interest in all of Grandparents.com’s assets pursuant to the Security Agreement and the Trademark Security Agreement. Grandparents.com’s primary assets consist of certain websites and Internet URLs (including www.grandparents.com), trademarks and other intellectual property. As part of the bridge loan, we entered into a subordination agreement with Grandparents.com’s existing secured creditor, pursuant to which the secured creditor subordinated its security interest and payments on its secured debt in favor of us. Following an event of default under the Note, we will have all available rights under the Security Agreement, the Trademark Security Agreement and applicable law to enforce our rights as a secured creditor, including to sell, assign, transfer, pledge, encumber or otherwise dispose of the secured assets, and to exercise any other available rights and remedies. As part of the Trademark Security Agreement, Grandparents.com also executed and delivered to us an “Assignment and Acceptance of Collateral,” assigning to us certain URLs and trademarks effective upon the occurrence of an event of default.

Upon an event of default, all obligations under the Note will be immediately due and payable in full and the interest rate will increase to a default rate of 12% per annum. Events of default under the Note are summarized below:

•	if Grandparents.com fails to pay all principal and accrued interest in full on the maturity date;

•	if there is an “event of default” under Grandparents.com’s outstanding promissory notes with certain of its creditors, or if there is a material default under indebtedness to any insiders of Grandparents.com;

•	if Grandparents.com breaches any representation or warranty in the Note, the Security Agreement or the Trademark Security Agreement;

•	if Grandparents.com fails to perform in any material respect any covenant or other obligation or agreement in the Note, the Security Agreement or the Trademark Security Agreement (after a 10-business day cure period, only to the extent that any such failure is curable);

•	if any of Grandparents.com’s URLs or trademarks are encumbered (other than the existing lien to its secured creditor), transferred or sold;

•	if any bankruptcy filing is made by or against Grandparents.com, if there is an assignment for the benefit of creditors or the appointment of a receiver for its assets, if Grandparents.com becomes insolvent or not able to pay its debts as they become due, or if there is any dissolution or liquidation proceeding of Grandparents.com;

•	if there is any reorganization, merger, dissolution, sale or transfer of substantially all of the assets or a majority of the membership interest of Grandparents.com, or if Grandparents.com ceases as a going business concern, including the cessation of the use of its website for more than five consecutive days; and

•	if there is any breach of any representation, warranty, covenant or agreement, or any amendment or waiver of any term without our consent, of that certain side letter dated December 22, 2011 between Grandparents.com and its secured creditor, subordinating payment on its secured note to us.

Item 7.01 Regulation FD Disclosure

On January 5, 2012, we issued a press release about our entering into a non-binding letter of intent on December 30, 2011 with Grandparents.com, LLC regarding a proposed transaction between the parties. In connection with the non-binding letter of intent, we provided a $500,000 bridge loan to Grandparents.com, secured by a first priority security interest in all of the assets of Grandparents.com. The bridge loan and security are discussed in Item 1.01 above.

The non-binding letter of intent contemplates a proposed reverse acquisition in which Grandparents.com would contribute all of its assets to us in exchange for our assumption of certain liabilities of Grandparents.com and our issuance to Grandparents.com of a new class of Series A convertible preferred stock (the “Transaction”). The non-binding letter of intent also contemplates a private placement, to close concurrently with closing of the Transaction, for gross proceeds of not less than $3 million for the issuance of common stock or a new convertible preferred stock. Assuming successful completion of the Transaction and the private placement, our capitalization at closing, on an as converted basis, would be as follows: the shares of convertible preferred stock issued to Grandparents.com would represent approximately 65% of the issued and outstanding shares; our existing stockholders would own approximately 20% of the issued and outstanding shares; and the shares issued in the private placement would represent the remaining approximately 15%. The proposed Transaction will be governed by the terms of a definitive agreement to be negotiated between us and Grandparents.com, which will include customary representations, warranties, covenants, indemnities and closing conditions.

The non-binding letter of intent contains non-binding obligations of us and Grandparents.com, and the actual terms of any Transaction are still to be negotiated between the parties and set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the Transaction will be consummated. Even if a definitive agreement is executed, the terms of the Transaction may change materially from the terms set forth in the non-binding letter of intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

Closing of the Transaction will be subject to the satisfactory completion of due diligence by both parties and other closing conditions, a number of which will be outside of our control and may not be satisfied. The final terms and list of closing conditions will be set forth in the definitive agreement. Closing conditions currently contemplated by the non-binding letter of intent include the following:

•	closing on a $3 million private placement for common stock or convertible preferred stock (which would represent approximately 15% of our issued and outstanding shares of common stock at closing);

•	certain key employees of Grandparents.com entering into employment agreements, including non-competition covenants, with us;

•	our having no liabilities and a cash balance of no less than $2 million (less the amount loaned to Grandparents.com under the Note);

•	completion of an audit on Grandparents.com for the two years ended December 31, 2010 and 2009, and a review of any interim period during 2011 necessary to comply with applicable SEC requirements; and

•	preparation of all disclosures necessary for us to file a Current Report on Form 8-K with the SEC promptly following closing containing current “Form 10” information as required by Items 2.01, 5.01, 5.06 and 9.01(c)of Form 8-K.

The letter of intent contains customary provisions prohibiting Grandparents.com from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction for a period of 60 days from the date of the letter of intent.

We and Grandparents.com are currently engaged in due diligence and have not yet started to negotiate a definitive agreement for the Transaction. We currently are targeting the end of February 2012 for completion and closing of the Transaction. Either party may terminate the non-binding letter of intent if a definitive agreement has not been executed by February 29, 2012.

Any equity securities that may be issued in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state laws and may not be offered or sold in the United States absent registration or an available exemption under applicable federal and state securities laws. The disclosures in this Form 8-K regarding the private placement are being made pursuant to Rule 135c under the Securities Act of 1933. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of us or Grandparents.com.

Item 9.01 Exhibits.

(d) Exhibits

10.1	4% Senior Secured Note, dated December 30, 2011, between Grandparents.com, LLC and NorWesTech, Inc.

10.2	Security Agreement, dated December 21, 2011, between Grandparents.com, LLC and NorWesTech, Inc.

10.3	Trademark Security Agreement dated December 21, 2011, between Grandparents.com, LLC and NorWesTech, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorWesTech, Inc.

January 5, 2012	By:	/s/ Stanley L. Schloz

Name: Stanley L. Schloz
Title: President

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Exhibit Index

Exhibit No.	Description

10.1	4% Senior Secured Note, dated December 30, 2011, between Grandparents.com, LLC and NorWesTech, Inc.
10.2	Security Agreement, dated December 21, 2011, between Grandparents.com, LLC and NorWesTech, Inc.
10.3	Trademark Security Agreement dated December 21, 2011, between Grandparents.com, LLC and NorWesTech, Inc.